                                                                    EXHIBIT 12.1

                      AMERICA WEST AIRLINES, INC., D.I.P.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                   THREE MONTHS ENDED MARCH 31,
                                                 YEARS ENDED DECEMBER 31,
                           --------------------------------------------------------------------   -------------------------------
                                                                                  1993                              1994
                                                                         ----------------------             ---------------------
                                                                                         PRO                                PRO
                             1989       1990       1991        1992      HISTORICAL     FORMA      1993     HISTORICAL     FORMA
                           --------   --------   ---------   ---------   -----------   --------   -------   -----------   -------
                                                  (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
Computation of Earnings:
  Income (loss) before
    income taxes and
    extraordinary item...  $ 20,040   $(76,695)  $(222,016)  $(131,761)   $  37,924    $ 53,772   $ 2,178     $15,807     $21,705
Add:
  Interest expense
    including
    amortization of debt
    expense..............    43,934     61,239      63,991      55,886       54,252      66,508    13,912      13,190      15,669
  Interest portion of
    rent expense.........    58,759     77,537     106,414     102,314       81,795      78,791    21,765      19,692      19,054
                           --------   --------   ---------   ---------    ---------    --------   -------     -------     -------
Income (loss), as
  adjusted...............  $122,733   $ 62,081   $ (51,611)  $  26,439    $ 173,971    $199,071   $37,855     $48,689     $56,428
                           ========   ========   =========   =========    =========    ========   =======     =======     =======
Computation of Fixed
  Charges:
  Interest expense
    including
    amortization of debt
    expense..............  $ 43,934   $ 61,239   $  63,991   $  55,886    $  54,252    $ 66,508   $13,912     $13,190     $15,669
  Interest portion of
    rent expense.........    58,759     77,537     106,414     102,314       81,795      78,791    21,765      19,692      19,054
  Capitalized interest...     7,250      6,375       6,664          --           --          --        --          --          --
                           --------   --------   ---------   ---------    ---------    --------   -------     -------     -------
Fixed charges............  $109,943   $145,151   $ 177,069   $ 158,200    $ 136,047    $145,299   $35,677     $32,882     $34,723
                           ========   ========   =========   =========    =========    ========   =======     =======     =======
Ratio of earnings to
  fixed charges..........      1.12        (*)         (*)         (*)         1.28        1.37      1.06        1.48        1.63

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(*) For the purpose of computing the ratio of earnings to fixed charges,
    "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt issuance costs, a portion of rent expense which is deemed to be representative of an interest factor, and capitalized interest. For the years ended December 31, 1990, 1991 and 1992 earnings were insufficient to cover fixed charges by $83,070,000, $228,680,000 and $131,761,000 respectively.